Exhibit 99.1

www.nortel.com

FOR IMMEDIATE RELEASE	August 8, 2005

For more information:

Media	Investors
Ann Fuller	(888) 901-7286
(613) 768-1208	(905) 863-6049
afuller@nortel.com	investor@nortel.com
Nortel Reports Results for the Second Quarter 2005
•	Q2 2005 revenues of $2.86 billion, up year over year 10 percent

•	Q2 2005 net earnings of $45 million, $0.01 per common share on a diluted basis

•	Q2 2005 cash balance of $3.06 billion, $104 million cash from continuing operating activities
TORONTO — Nortel Networks* Corporation [NYSE/TSX: NT] today reported results for the second quarter of 2005 in U.S. dollars and in accordance with accounting principles generally accepted in the United States.
“Our results demonstrate progress against our strategic plan. I am pleased that our strategic objectives of cash, costs and revenue combined with a strong focus on our business operations and execution are delivering solid results,” said Bill Owens, vice chairman and chief executive officer, Nortel. “We are playing to win, and Nortel’s commitment is to long term value, not just short term gain. This should be apparent as we continue to increase our investment in our enterprise business, evolve our product portfolio and build new businesses. We are driving our investment strategy to maintain our technology and market leadership in our chosen markets around the world.”
Second Quarter 2005 Results
Revenues were $2.86 billion for the second quarter of 2005 compared to $2.59 billion for the second quarter of 2004 and $2.54 billion for the first quarter of 2005. The Company reported net earnings in the second quarter of 2005 of $45 million, or $0.01 per common share on a diluted basis, compared to net earnings of $16 million, or $0.00 per common share on a diluted basis, in the second quarter of 2004 and a net loss of $49 million, or ($0.01) per common share on a diluted basis, in the first quarter of 2005.
Net earnings in the second quarter of 2005 included special charges of $90 million related to restructuring activities and $39 million of costs related to the sale of businesses and assets. The second quarter 2005 results included adjustments related to prior periods which reduced net earnings by approximately $40 million ($16 million of which was included in the costs related to the sale of businesses and assets described above) and resulted in a $0.01 reduction in basic and diluted earnings per common share.
Breakdown of Second Quarter 2005 Revenues
Carrier Packet Networks revenues were $743 million, an increase of 3 percent compared with the year-ago quarter and an increase of 12 percent sequentially. Enterprise Networks revenues were $730 million, an increase of 26 percent compared with the year-ago quarter and an increase of 33 percent sequentially. GSM and UMTS Networks revenues were $719 million, an increase of 1 percent compared with the year-ago quarter and a decrease of 9 percent sequentially. CDMA Networks revenues were $662 million, an increase of 17 percent compared with the year-ago quarter and an increase of 24 percent sequentially.

Gross Margin
Gross margin was 43 percent of revenue in the second quarter of 2005. The performance was in line with our expected range of 40 to 44 percent of revenue.
Selling, General and Administrative (SG&A)
SG&A expenses were $579 million in the second quarter of 2005, which included a cost of $59 million in relation to restatement activities and investment in the Company’s finance organization. This compares to SG&A expenses of $542 million for the second quarter of 2004 and $574 million for the first quarter of 2005. The first quarter of 2005 SG&A expenses included a cost of $66 million related to restatement activities and investment in the Company’s finance organization.
Research and Development (R&D)
R&D expenses were $479 million in the second quarter of 2005, compared to $493 million for the second quarter of 2004 and $474 million for the first quarter of 2005.
Other income (expense) — net
Other income — net was $58 million income for the second quarter of 2005, which primarily related to the gain on the sale of an investment of $21 million, the gain on a contract settlement of $17 million and interest income of $15 million.
Cash
Cash balance at the end of the second quarter of 2005 was $3.06 billion, down from $3.43 billion at the end of the first quarter of 2005. This decrease in cash was primarily driven by a cash outflow from investing activities of $409 million, which was partially offset by a cash inflow from continuing operating activities of $104 million. The investing activities included a payment of $423 million, net of cash acquired, for the acquisition of PEC Solutions, Inc. and the operating activities included cash payments for restructuring of $63 million.
First Half 2005 Results
For the first half of 2005, revenues were $5.39 billion compared to $5.03 billion for the same period in 2004. The Company reported a net loss for the first half of 2005 of $4 million, or $0.00 per common share on a diluted basis, compared to net earnings of $75 million, or $0.02 per common share on a diluted basis, for the same period in 2004.
Net earnings in the first half of 2005 included special charges of $111 million related to restructuring activities and $39 million of costs related to the sale of businesses and assets. The first half 2005 results included adjustments related to prior periods which reduced net earnings (loss) by approximately $35 million ($6 million of which was included in the costs related to the sale of businesses and assets described above) and resulted in a $0.01 reduction in basic and diluted earnings (loss) per common share.
Outlook
Commenting on the Company’s outlook, Owens said, “This quarter’s improved financial performance and positive momentum is proof that Nortel is strong, our business is building and our results are heading in the right direction. The management team and I look forward to continuing to build on our progress throughout the coming quarters. For the full year 2005 compared to 2004, we expect revenue to grow in the range of 10 percent while reflecting a seasonal pattern. We continue to expect gross margins to be in the range of 40 to 44 percent of revenue and operating expenses as a percent of revenue to be approximately 35 percent by the end of the year.”
Recent Business Highlights
Revenue Momentum
•	Nortel’s wireless momentum continued globally with new contracts and deployments for high speed mobile data services, and 3G mobile voice and data solutions highlighted by Bell Mobility, Orange France, Telefónica Móviles España, SaskTel Mobility, Telesur, and Liberia’s Cellcom.

•	The City of San Jose launched broader and more secure access to city services for its citizens, and ‘anywhere, anytime’ interaction with city officials using advanced communication capabilities powered by solutions from Nortel delivered on time and on budget.

•	Building on the more than 100 million users worldwide of Nortel secure connectivity technology, the deployment for Sabre Holdings of an enterprise-wide solution for internet-based travel agent connectivity is one of the largest SSL VPN deployments in the world to date.

•	Continuing on Nortel’s more than 15 year relationship with BT with their selection of Nortel’s Communication Server (CS) 2000 carrier class voice over IP call server solution to enable the delivery of an IP-based business voice solutions aimed at large public and private sector organizations, and BT’s plans to upgrade their consumer and business contact centre organization with Nortel Centrex IP enhancing the user experience for its 20 million UK customers.

•	Nortel announced next-generation SONET/SDH deployments of the OME 6500 by Tiscali Italia in Italy and Impsat Fiber Networks in Argentina for converged infrastructure triple play applications and by China Mobile in China and Telesur in Suriname for wireless backhaul infrastructure optimization. Nortel’s optical technology leadership continued to build with the introduction of enhanced Reconfigurable Optical Add Drop Multiplexing (eROADM) and electronic Dynamically Compensating Optics (eDCO) that are designed to significantly extend wavelength distances and enable reduced network planning and engineering costs.
Leading Next-Generation Solutions
•	Continued technology leadership with High Speed Downlink Packet Access (HSDPA) wireless broadband live network trials with Partner in Israel and BB Mobile in Japan, believed the first in each respective country. This builds on Nortel’s work with a number of wireless operators on HSDPA trials and deployments in 2005 including mm02, Orange, Vodafone and mobilkom austria.

•	Nortel announced the introduction of a new multimedia communications plug-in for Microsoft Office Outlook 2003 bringing the power of integrated voice, video and text messaging to the mass market of business communication users and enabling a new type of converged application which will add rich new communications capabilities to the large base of Outlook users.

•	Customer deployments and contracts across the healthcare and government vertical market segments of Nortel’s innovative and globally deployed Wireless Mesh Network solution by the City of Richardson Texas, Royal Ottawa Hospital, National Aeronautics and Space Administration (NASA), Taipei City Hospital and the City of Taipei Mobile City Project.
New Business Partnerships
•	Nortel completed the acquisition of PEC Solutions, Inc. and created a U.S. entity that operates under the name Nortel PEC Solutions. Demonstrating immediate results of this organization was the deployment of a Nortel Wireless Mesh Network at NASA’s Kennedy Space Centre. In addition, the NASA Mission Command and Telemetry Network was also upgraded by Nortel, the same network that also supports the Mars Rover, the Hubble Telescope, and other NASA programs.

•	Nortel signed a shareholders agreement with Unisystems to establish a joint venture named Uni-Nortel for sales, marketing and support of Nortel’s leading-edge telecommunications equipment and networking solutions in Greece and Cyprus.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Serving both service provider and enterprise customers, Nortel delivers innovative technology solutions encompassing end-to-end broadband, Voice over IP, multimedia services and applications, and wireless broadband designed to help people solve the world’s greatest challenges. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of regulatory and criminal investigations and civil litigation actions related to Nortel’s restatements and the impact any resulting legal judgments, settlements, penalties and expenses could have on Nortel’s results of operations, financial condition and liquidity, and any related potential dilution of Nortel’s common shares; the findings of Nortel’s independent review and implementation of recommended remedial measures; the outcome of the independent review with respect to revenues for specific identified transactions, which review will have a particular emphasis on the underlying conduct that led to the initial recognition of these revenues; the restatement or revisions of Nortel’s previously announced or filed financial results and resulting negative publicity; the existence of material weaknesses in Nortel’s internal control over financial reporting and the conclusion of Nortel’s management and independent auditor that Nortel’s internal control over financial reporting is ineffective, which could continue to impact Nortel’s ability to report its results of operations and financial condition accurately and in a timely manner; the impact of Nortel’s and NNL’s failure to timely file their financial statements and related periodic reports, including Nortel’s inability to access its shelf registration statement filed with the United States Securities and Exchange Commission (SEC); ongoing SEC reviews, which may result in changes to Nortel’s and NNL’s public filings; the impact of management changes, including the termination for cause of Nortel’s former CEO, CFO and Controller in April 2004; the sufficiency of Nortel’s restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004 and December 14, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel’s customers; increased consolidation among Nortel’s customers and the loss of customers in certain markets; fluctuations in Nortel’s operating results and general industry, economic and market conditions and growth rates; fluctuations in Nortel’s cash flow, level of outstanding debt and current debt ratings; Nortel’s monitoring of the capital markets for opportunities to improve its capital structure and financial flexibility; Nortel’s ability to recruit and retain qualified employees; the use of cash collateral to support Nortel’s normal course business activities; the dependence on Nortel’s subsidiaries for funding; the impact of Nortel’s defined benefit plans and deferred tax assets on results of operations and Nortel’s cash flow; the adverse resolution of class actions, litigation in the ordinary course of business, intellectual property disputes and similar matters; Nortel’s dependence on new product development and its ability to predict market demand for particular products; Nortel’s ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization and consolidation in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel’s customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date of Nortel’s forward purchase contracts; negative developments associated with Nortel’s supply contracts and contract manufacturing agreements, including as a result of using a sole supplier for a key component of certain optical networks solutions; the impact of Nortel’s supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; any undetected product defects, errors or failures; and the future success of Nortel’s strategic alliances. For additional information with respect to certain of these and other factors, see the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by Nortel with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
-end-
*Nortel, the Nortel logo and the Globemark are trademarks of Nortel.
Nortel will host a teleconference/audio webcast to discuss Second Quarter 2005 Results.
TIME:     8:30 AM — 9:30 AM ET on Monday, August 8, 2005
To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:		Webcast:
North America:	1-888-211-4395	www.nortel.com/q2earnings2005
International:	1-212-271-4505
Replay:
(Available one hour after the conference call until 5:00 p.m. ET, August 21, 2005)

North America:	1-800-383-0935	Passcode:	21252657#
International:	1-402-530-5545	Passcode:	21252657#
Webcast:	www.nortel.com/q2earnings2005

NORTEL NETWORKS CORPORATION
Consolidated Statements of Operations (unaudited)

	Three months ended June 30,		Six months ended June 30,
(US GAAP; millions of U.S. dollars, except per share amounts)	2005	2004	2005	2004

Revenues	$2,855	$2,590	$5,391	$5,034
Cost of revenues	1,620	1,535	3,099	2,926

Gross profit	1,235	1,055	2,292	2,108
Selling, general and administrative expense	579	542	1,153	1,084
Research and development expense	479	493	953	964
Amortization of intangibles	2	2	4	5
Special charges	90	(1)	111	6
(Gain) loss on sale of businesses and assets	36	(75)	37	(75)

Operating earnings (loss)	49	94	34	124
Other income (expense) — net	58	(18)	104	68
Interest expense
Long-term debt	(51)	(43)	(101)	(87)
Other	(1)	(7)	(4)	(15)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	55	26	33	90
Income tax benefit (expense)	7	(7)	(9)	2

	62	19	24	92
Minority interests — net of tax	(17)	(8)	(31)	(22)
Equity in net earnings (loss) of associated companies — net of tax	1	(1)	2	(2)

Net earnings (loss) from continuing operations	46	10	(5)	68
Net earnings (loss) from discontinued operations — net of tax	(1)	6	1	7

Net earnings (loss)	$45	$16	$(4)	$75

Average shares outstanding (’000s) — Basic	4,337,561	4,337,514	4,337,537	4,336,044
Average shares outstanding (’000s) — Diluted	4,338,368	4,355,577	4,338,509	4,367,201

Basic earnings (loss) per common share
— from continuing operations	$0.01	$0.00	$(0.00)	$0.02
— from discontinued operations	(0.00)	0.00	0.00	0.00

Basic earnings (loss) per common share	$0.01	$0.00	$(0.00)	$0.02

Diluted earnings (loss) per common share
— from continuing operations	$0.01	$0.00	$(0.00)	$0.02
— from discontinued operations	(0.00)	0.00	0.00	0.00

Diluted earnings (loss) per common share	$0.01	$0.00	$(0.00)	$0.02

Please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 including the Notes to the
Consolidated Financial Statements

NORTEL NETWORKS CORPORATION
Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
(US GAAP; millions of U.S. dollars, except for share amounts)	2005	2004

ASSETS
Current assets
Cash and cash equivalents	$3,060	$3,686
Restricted cash and cash equivalents	73	80
Accounts receivable — net	2,735	2,551
Inventories — net	1,315	1,414
Deferred income taxes — net	259	255
Other current assets	519	356

Total current assets	7,961	8,342

Investments	154	159
Plant and equipment — net	1,581	1,651
Goodwill	2,522	2,303
Intangible assets — net	154	78
Deferred income taxes — net	3,632	3,736
Other assets	578	715

Total assets	$16,582	$16,984

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$1,144	$996
Payroll and benefit-related liabilities	593	515
Contractual liabilities	436	569
Restructuring liabilities	143	254
Other accrued liabilities	2,641	2,823
Long-term debt due within one year	1,449	15

Total current liabilities	6,406	5,172
Long-term debt	2,438	3,862
Deferred income taxes — net	151	144
Other liabilities	3,329	3,189

Total liabilities	12,324	12,367

Minority interests in subsidiary companies	636	630

Guarantees, commitments and contingencies

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited;
Issued and outstanding shares: 4,272,927,727 as of June 30, 2005 and 4,272,671,213 as of December 31, 2004	33,844	33,840
Additional paid-in capital	3,316	3,282
Accumulated deficit	(32,587)	(32,583)
Accumulated other comprehensive income (loss)	(951)	(552)

Total shareholders’ equity	3,622	3,987

Total liabilities and shareholders’ equity	$16,582	$16,984

Please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 including the Notes to the
Consolidated Financial Statements

NORTEL NETWORKS CORPORATION
Consolidated Statements of Cash Flows (unaudited)

	Three Months ended,	Six months ended June 30,
(US GAAP; millions of U.S. dollars)	June 30, 2005	2005	2004

Cash flows from (used in) operating activities
Net earnings (loss) from continuing operations	$46	$(5)	$68
Adjustments to reconcile net earnings (loss) from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	78	160	171
Non-cash portion of special charges and related asset write downs	2	2	—
Equity in net (earnings) loss of associated companies — net of tax	(1)	(2)	2
Stock option compensation	18	37	36
Deferred income taxes	6	14	(2)
Other liabilities	101	179	113
(Gain) loss on sale or write down of investments, businesses and assets	15	21	(109)
Other — net	48	(57)	119
Change in operating assets and liabilities	(209)	(508)	(655)

Net cash from (used in) operating activities of continuing operations	104	(159)	(257)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(65)	(119)	(102)
Proceeds on disposals of plant and equipment	10	10	10
Restricted cash and cash equivalents	8	9	10
Acquisitions of investments and businesses — net of cash acquired	(446)	(448)	(6)
Proceeds on sale of investments and businesses	84	167	132

Net cash from (used in) investing activities of continuing operations	(409)	(381)	44

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(10)	(24)	(16)
Increase in notes payable	18	38	41
Decrease in notes payable	(20)	(46)	(26)
Repayments of long-term debt	—	—	(98)
Repayments of capital leases payable	(3)	(4)	(8)
Issuance of common shares	1	1	30

Net cash from (used in) financing activities of continuing operations	(14)	(35)	(77)

Effect of foreign exchange rate changes on cash and cash equivalents	(50)	(85)	(9)

Net cash from (used in) continuing operations	(369)	(660)	(299)
Net cash from (used in) in operating activities of discontinued operations	(2)	34	11

Net increase (decrease) in cash and cash equivalents	(371)	(626)	(288)
Cash and cash equivalents at beginning of period	3,431	3,686	3,997

Cash and cash equivalents at end of period	$3,060	$3,060	$3,709

Please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 including the Notes to the
Consolidated Financial Statements

Segment revenues
The following table summarizes our revenues for the three and six months ended June 30 2005 and 2004, by segment:

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Revenues
Carrier Packet Networks	$743	$724	$1,407	$1,407
CDMA Networks	662	567	1,197	1,136
GSM and UMTS Networks	719	711	1,507	1,367
Enterprise Networks	730	578	1,277	1,112

Total reportable segments	2,854	2,580	5,388	5,022
Other	1	10	3	12

Total revenues	$2,855	$2,590	$5,391	$5,034

“Other” represented miscellaneous business activities and corporate functions.
Geographic revenues
The following table summarizes our geographic revenues for the three and six months ended June 30 2005 and 2004, based on the location of the customer:

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Revenues
United States	$1,397	$1,322	$2,543	$2,539
EMEA (a)	721	643	1,443	1,239
Canada	183	137	297	291
Asia Pacific	412	330	814	677
CALA (b)	142	158	294	288

Consolidated	$2,855	$2,590	$5,391	$5,034

(a)	The Europe, Middle East and Africa region, or EMEA.

(b)	The Caribbean and Latin America region, or CALA.
Please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 including the Notes to the
Consolidated Financial Statements